Exhibit H(14)

MML INVESTMENT ADVISERS, LLC

100 Bright Meadow Blvd.

Enfield, Connecticut 06082

December 23, 2020

State Street Bank and Trust Company

State Street Financial Center

One Lincoln Street

Boston, Massachusetts 02111

MassMutual Select Funds

100 Bright Meadow Boulevard

Enfield, Connecticut 06082

Subject: Payments under Sub-Administration Agreement

Ladies and Gentlemen:

MML Investment Advisers, LLC (“MML Advisers”) has agreed to provide administrative, accounting, and other services to the various series of shares (the “Funds”) of MassMutual Select Funds (the “Trust”) pursuant to a separate agreement between MML Advisers and the Trust which authorizes MML Advisers to sub-contract with third-party services providers to perform certain services at the expense of the Funds. Reference is made to the Sub-Administration Agreement (the “Agreement”), dated April 1, 2014, between the undersigned MML Advisers and State Street Bank and Trust Company (“State Street”), pursuant to which State Street provides certain sub-administration, sub-accounting, and other services to MML Advisers in respect of the Funds. The Agreement has been acknowledged and accepted by the Trust on behalf of each Fund.

Notwithstanding Section 5 of the Agreement which states that MML Advisers will compensate State Street as separately agreed in writing by MML Advisers and State Street, it is the intention and agreement of MML Advisers and the Trust that the Trust should pay to State Street any amounts that may become due under the Agreement that relate to services provided by State Street in respect of a Fund other than any of the MassMutual Select T. Rowe Price Retirement Funds. Accordingly, the Trust, on behalf of each Fund, agrees to pay to State Street all payments under the Agreement as they may become due from time to time in respect of that Fund.

Notwithstanding the foregoing, if the Trust shall fail for any reason to make any payment with respect to an applicable Fund under the Agreement when due and payable, then MML Advisers shall, upon written demand from State Street, promptly make such payment to State Street, and shall be entitled to reimbursement of such amount by the Fund. State Street shall seek recourse for non-payment under the Agreement only against MML Advisers and not against the Trust or any of the Funds.

This letter agreement may be terminated by any of the parties hereto at any time by notice to the other parties; provided, however, that MML Advisers shall remain obligated pursuant to Section 5 of the Agreement to pay to State Street all amounts due and owing to State Street under the Agreement as of the date of such termination and all amounts that may become due to State Street thereafter.

Notice is hereby given that this letter agreement is executed on behalf of the Trust by an officer or trustee of Trust in his or her capacity as an officer or trustee of the Trust and not individually and that the obligations under or arising out of this letter agreement are not binding upon any of the trustees, officers, or shareholders of the Funds individually but are binding only upon the assets and properties of Fund in question.

If this letter agreement accurately sets out the terms of our agreement, please execute and return to the undersigned the enclosed copies of this letter; upon execution and delivery of this letter agreement by all parties, this letter agreement shall become a binding agreement among us.

Very truly yours,

MML INVESTMENT ADVISERS, LLC

/s/ Douglas Steele
		By:	Douglas Steele
		Title:	Vice President

Accepted and agreed:

STATE STREET BANK AND TRUST COMPANY

/s/ Kevin Murphy
By:	Kevin Murphy
Title:	Managing Director

MASSMUTUAL SELECT FUNDS

/s/ Renee Hitchcock
By:	Renee Hitchcock
Title:	CFO and Treasurer